                                                                   EXHIBIT 10.16


                                                                   June 20, 2001



Mohan Gyani
c/o AT&T Wireless Services, Inc.
7277 164th Avenue NE
Redmond, WA  98052

Dear Mohan:

         It gives me great pleasure to confirm the terms and conditions of your employment as President & Chief Executive Officer of AT&T Mobility Services for AT&T Wireless Services, Inc. ("AT&T Wireless" or the "Company"). In addition, this agreement will detail the terms and conditions of your employment and outline the current major features of AT&T Wireless' compensation and benefit plans and practices. This agreement will amend, restate and supersede your letter agreement with AT&T Corp. dated January 15, 2000, as supplemented by the addenda dated as of March 9, 2000 and as of May 1, 2001. The effective date of this agreement is the date of the consummation of the split-off of the Company from AT&T Corp. (the "Effective Date").

DUTIES

         As President & Chief Executive Officer of AT&T Mobility Services for AT&T Wireless, you will report to, and only to, the Company's CEO (currently John Zeglis). Your principal office location will be in San Francisco, California, but you will have a second office in Redmond, Washington. The Company will bear all reasonable expenses for your travel to and stay in Redmond, Washington. You will travel to Redmond as requested by the Company's CEO.

BASE SALARY

         Your initial base salary will be $700,000 per year. Currently, this rate is reviewed annually for increase to reflect individual performance and base salary structure changes applicable to comparable executives; provided, however, that your base salary will in no event be reduced at any time.

SPECIAL PAYMENT

         The Company will provide you with a special incentive payment of $600,000, less applicable withholding taxes, in acknowledgment of the scope and responsibility associated with your position. Of this amount, $500,000 will be paid on the Effective Date and $100,000 will be paid on January 15, 2002 or earlier upon your death, "Long Term

Disability," termination by the Company without "Cause," or termination by you for "Good Reason" (as each of those terms is defined in this agreement).

ANNUAL BONUS

         The annual bonus for comparable executives is currently based on measures of Company, unit, and individual performance and is paid in cash. The 2001 target (not actual) annual bonus for your position is 100% of your base salary or $700,000.

LONG TERM INCENTIVES

         STOCK OPTIONS

         Promptly after the later of the Effective Date and the consummation of the split-off of the Company from AT&T Corp. (the "Grant Date"), subject to action by the Compensation Committee of the Company's Board of Directors, you will be awarded an option under the Company's 2001 Long Term Incentive Plan (the "2001 Plan"), which will be covered by a Form S-8 registration statement, to purchase 360,000 shares of AT&T Wireless common stock at an option price equal to the fair market value (defined as the average of the opening and closing stock prices on the NYSE) on the Grant Date. The option will be subject to the terms and conditions of the 2001 Plan and a stock option award agreement, including but not limited to the following: assuming continued employment, the option will vest 1/3 on October 28, 2001, 1/3 on February 14, 2002 and 1/3 on February 14, 2003. In addition:

         (A) In the event that, prior to January 31, 2004, the closing stock price of AT&T Corp. common stock is equal to or greater than $58 for ten consecutive trading days (the "Collar Date"), the option will immediately vest and, effective six months and one day from the Collar Date, the option will be canceled.

         (B) Subject to (A) above, the option shall be subject to your rights under the "Severance Benefit" section of this agreement with regard to "Outstanding Stock Options."

         (C) The option shall not be subject to any clawback, forfeiture or similar provision that is any more constraining of you than as applied to the options granted to you at the time of your hire.

         As with the Annual Bonus, stock option grants are closely linked with the Company's strategy to meet the challenges of an ever-changing marketplace. Accordingly, the Company cannot guarantee continuation of stock option grants in the current format, nor can it guarantee annual grant levels to individual participants.

         RESTRICTED STOCK UNITS

         On the Grant Date, and subject to action by the Compensation Committee of the Company's Board of Directors, you will be granted a restricted stock unit award under the

2001 Plan for 200,000 shares of AT&T Wireless common stock. Such award is subject to the terms and conditions of the 2001 Plan and a restricted stock unit agreement, including but not limited to the following: assuming continued employment, the restricted stock unit award will vest 1/3 on October 28, 2001, 1/3 on February 14, 2002 and 1/3 on February 14, 2003 or earlier on a Change in Control or your death, Long Term Disability, termination of employment by the Company without Cause or termination of employment by you for Good Reason. The restricted stock units will not be subject to any clawback, forfeiture or similar provision that is any more constraining of you than as applied to the options granted to you at the time of your hire. Subject to adoption and approval of an AT&T Wireless Deferred Compensation Plan, the restricted stock units will be eligible for deferral into such plan.

DEFERRED COMPENSATION ACCOUNTS

         The Company has assumed the obligations of AT&T Corp. for a Deferred Compensation Account established in your name in connection with the January 15, 2000 agreement with a balance of $6,000,000 (the "DCA1") and on the Effective Date will establish another Deferred Compensation Account in your name with a balance of $3,500,000 (the "DCA2"). The Deferred Compensation Accounts (each a "DCA") will be maintained and paid to you in accordance with the provisions set forth below. Each DCA will be maintained as a bookkeeping account on the records of the Company, and you will have no ownership interest in either DCA, nor in any assets of the Company with respect thereto. Neither DCA may be assigned, pledged or otherwise alienated by you, and any attempt to do so, or any garnishment, execution or levy of any kind with respect to either DCA, will not be recognized. You will not have any right to receive any payment with respect to either DCA, except as expressly provided below. The DCA1 and the DCA 2 will be credited with interest from January 16, 2000 and May 1, 2001, respectively, as described below.

         Payments from the DCAs are in addition to and not in lieu (nor will they or anything in this agreement postpone, reduce or negate impact) of qualified or non-qualified pension, savings or other retirement plan, program or arrangement covering you or any amounts due you under this agreement, including but not limited to amounts and benefits due as a result of a future termination. The DCA payments provided under this agreement are subject to payroll tax withholding and reporting, and amounts credited to the DCAs are not included in the base for calculating benefits (nor will such amounts offset any benefits) under any employee or management benefit plan, program or practice.

           DCA1

         The interest credited on the amounts in the DCA1 will be compounded as of the end of each calendar quarter for as long as any sums remain in the DCA1, and the quarterly rate of interest applied at the end of any calendar quarter will be equal to one-quarter of the sum of (1) the average 30-year Treasury Note rate for the previous quarter plus (2) 2% percent.

         The amounts credited to the DCA1, including interest, will be paid in five approximately equal annual installments beginning in the quarter following your retirement, provided your retirement is after age 55. Should you die prior to the time that the entire sum in the DCA1 has been paid to you, the Company will make the remaining payments described above in this paragraph to your beneficiary designated on a Company form filed with Executive Human Resources, or to your estate if no beneficiary has been designated. The Company, at your request, will consider in good faith exchanging all or part of the DCA1 for an enhanced estate program.

         In the event of your termination of employment prior to age 55 for any reason, including, but not limited to, a voluntary termination, all amounts credited to the DCA1 through the last day of the first calendar quarter of the calendar year following the year in which such termination of employment occurs will be paid to you (or your designated beneficiary or estate, as described above, in the event of your death) within 30 business days after the end of such quarter.

         DCA2

         The interest credited on the amounts in the DCA2 will be compounded as of the end of each calendar quarter for as long as any sums remain in the DCA2, and the quarterly rate of interest applied at the end of any calendar quarter will be equal to one-quarter of the sum of (1) the average 10-year Treasury Note rate for the previous quarter plus (2) 0.50% percent.

         The DCA2 will vest (1) $2,500,000 on August 1, 2001, and (2) $1,000,000 on February 14, 2002 (including interest thereon), contingent upon your continued employment with the Company through the vesting dates, provided that the DCA2 will fully vest on a Change in Control, your termination of employment as a result of your death or Long Term Disability or, subject to the other provisions of this agreement, a termination by the Company not for Cause or by you for Good Reason. As of the vesting dates, you will be responsible for applicable FICA and Medicare taxes on the amount vested on such date. The unpaid balance in the DCA2 will continue to accrue interest at the rate of return set forth above until it is paid out in its entirety as indicated below.

         The vested amounts credited to the DCA2, including interest, will be paid in five approximately equal annual installments beginning in the quarter following retirement, provided your retirement is at or after age 55. Should you die prior to the time that the entire sum in the DCA2 has been paid to you, the Company will make the remaining payments described above in this paragraph to your beneficiary designated on a Company form filed with Executive Human Resources, or to your estate if no beneficiary has been designated.

         Notwithstanding the foregoing, in the event of your termination of employment after February 14, 2002 but prior to age 55 for any reason, including, but not limited to, a voluntary termination, all amounts credited to the DCA2 through the last day of the first calendar quarter of the calendar year following the year in which such termination of employment occurs will be paid to you (or your designated beneficiary, or estate, as described above, in the event of your death) within 30 business days after the end of such quarter.

         In the event that prior to February 14, 2002 and before a Change in Control (i) you terminate your employment voluntarily for Good Reason or (ii) the Company terminates your employment for other than Cause, which in either case entitles you to the benefits under the Severance Benefit section (A) of this agreement (which will be paid in either such case except as provided in this paragraph), $1,000,000 will be forfeited from the DCA2 and your remaining DCA2 balance (including interest thereon) will be paid to you (or to your beneficiary or estate, in the event of your death) in a lump sum as soon as is practical in the calendar quarter following the applicable termination. In the event the Company determines that there is Cause for termination of employment, the Company will provide you with written notice specifying the grounds upon which its determination is based.

SEVERANCE BENEFIT

         (A) In the event of any Company-initiated termination, including termination by you for Good Reason, other than for death, Long Term Disability or Cause, you will be entitled to the following:

         1. A "Severance Payment" equal to 200% of the sum of your annual base salary and "target" annual bonus in effect on the date of such termination, payable in the month following the month of termination.

         2. Annual Bonus: To the extent all or a portion of your annual bonus for the current year and/or prior year has not been paid, the Company will pay an amount equal to the target annual bonus prorated for the total period of eligibility based on a formula, the numerator of which is equal to the number of days in the applicable calendar year for which the annual bonus is being paid (up to and including the date of termination), and the denominator of which is 365 and payable to you within 20 business days after such termination; provided that if the annual bonus for the prior year had been declared before your termination and is higher than the target bonus, it will be paid in lieu of the target bonus for the prior year.

         3.       Annual Long Term Incentive Awards:

                  - Outstanding performance shares and restricted stock units, including those granted upon your hire, are retained and distributed at the end of each three-year cycle. Dividend equivalents continue to be paid until all units are paid out.

                  - Outstanding stock options, including those granted upon your hire (including the awards granted in connection with the Company's initial public offering and the awards granted as hiring incentives), are retained and immediately fully vest, with the full remaining term under the original terms and conditions of the grants to exercise.

         4.       Deferred Compensation Accounts:

                  - Any outstanding balance in either DCA will be paid within 30 days from your termination date, except as provided under "DCA2."

         5.       Medical Coverage:

                  - You and your currently eligible dependents, for life, will have access to AT&T Wireless medical benefits, which to the extent not paid for by AT&T Wireless under a program, will be made available to you on the same basis as other similarly situated former executives.

         6.       Special Payments:

                  - Any outstanding payments will be paid within 30 days from your termination date.

         7.       Other Amounts:

                  - Any other amounts or benefits due under this agreement or under any Company plan or program will be as so provided.

         (B) In the event of your death or Long Term Disability, you will be entitled to items under clauses (A)2, (A)3, (A)4 and (A)7 above.

         (C) The medical benefits under clause (A)5 above will also be made available in the event of your voluntary resignation without Good Reason.

         (D) Upon termination of your employment for any reason or no reason after the Effective Date (whether initiated by you or the Company), (1) all stock options issued to you prior to the Effective Date will immediately and fully vest and all such stock options (including those previously vested) will remain exercisable until the expiration of their original stated term and (2) outstanding performance shares and restricted stock units issued to you before the Effective Date will be retained by you and distributed at the end of the relevant three-year cycle with dividend equivalents to be paid until the units are paid out.

         For purposes of this agreement:

         "Cause" means:

         (1) Your conviction (including a plea of guilty or nolo contendere) of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on your vicarious liability. Vicarious liability means, and only means, any liability which is based on acts of the Company for which you are charged solely as a result of your offices with the Company and in which either (i) you were not directly involved or did not have prior knowledge of such actions or inactions, or (ii) counsel had advised that the action or inaction was permissible.

         (2) You engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties under this agreement, resulting, in either case, in material economic harm to the Company and its subsidiaries and divisions.

         "Good Reason" means any termination of your Company employment, initiated by you, resulting from any of the following events, without your express written consent, which are not cured by the Company within 20 days of your giving the Company written notice thereof:

         (1) A reduction in your base salary and target annual incentive to less than $1,400,000 or the failure of the Company to provide you with stock options, restricted stock units, and/or other equity incentive awards available to AT&T Wireless executives at a level comparable with your position.

         (2) The assignment to you of any duties inconsistent with, or, any substantial alteration in, your status or responsibilities (other than as a result of your mental or physical incapacity) as in effect immediately prior thereto,

         (3) A change in your work location of more than 50 miles from the work location as of the Effective Date.

         (4) A change in your reporting relationship that differs from the reporting relationship described in the section under Duties hereof, provided; however that subject to your written consent, you may be reassigned to an operating position or status comparable to this position as of the Effective Date reporting to a comparable officer.

         (5) A diminution in title or a material diminution in duties, authority or responsibilities.

         (6)      A material breach of any provisions hereof by the Company.

         (7) Failure of the Compensation Committee of the Company's Board of Directors to grant the stock option and restricted stock units referred to above within 60 days after the Effective Date.

                  You must notify the Company within 60 days following knowledge of an event you believe constitutes Good Reason, or such event will not constitute Good Reason hereunder. In the event the Good Reason event is clause (7) above, you will not be entitled to $500,000 of the amount described in the Special Payment section or to the DCA2.

                  All severance amounts will be paid without any obligations to mitigate or any offset for other amounts earned.

                  "Long Term Disability" means termination of your employment with the Company with eligibility to receive a disability benefit/allowance under any long term disability plan of the Company or any affiliate of the Company.

CHANGE IN CONTROL PROVISIONS

         (A) If within two years following a Change in Control (as defined in Attachment A), you become entitled to the benefits provided in Part (A) of the Severance Benefit section above, you will be entitled to 300% rather than 200% under clause (A)1.

         (B) Immediately following a Change in Control, all amounts and benefits to which you are entitled but not yet vested, whether under this agreement or otherwise, will become fully vested.

         (C) If, following a change in ownership within the meaning of Internal Revenue Code ("Code") Section 280G(b)(2)(A)(i)(I) or (II), the aggregate of all payments or benefits provided to you hereunder, and under any other plans or programs of the Company or any other payments in the nature of compensation within the meaning of Section 280G(b)(2) of the Code (the "Aggregate Payment") is determined to constitute a parachute payment within the meaning of Section 280G(b)(2) of the Code, the Company will pay you, prior to the time any excise tax imposed by
         Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount (the "Gross-Up Payment") which, after the imposition of all income, employment, excise and other taxes thereon, permits you to retain an amount equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to you and the time of payment pursuant to this Part (C) will be made by an independent auditor (the "Auditor") selected by the Company and reasonably acceptable to you and will be paid for by the Company. All fees and expenses of the Auditor will be borne solely by the Company. Any Gross-Up

         Payment will be paid by the Company to you within fifteen days of receipt of the Auditor's determination. Any determination by the Auditor will be binding upon the Company and you, except to the extent the next paragraph hereof applies.

         As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount more than the Company should have paid pursuant to this Part C (the "Overpayment") or that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Part C (the "Underpayment"). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment will be treated for all purposes as a loan to you which you will repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Underpayment arises under this agreement, any such Underpayment will be promptly paid by the Company to or for the benefit of you, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         You will notify the Company in writing of any claim by the IRS that, if successful, would result in an Underpayment and would require the payment by the Company of an additional Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You will not pay such claim prior to the expiration of the 30-day calendar period following the date on which you give such notice to the Company (or shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you will:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                  (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses. Without limitation on the foregoing provisions of this Part
                           (C), the Company will control all proceedings taken in connection with such contest, provided that the Company's control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  In the event that the Company does not so timely notify you, fails to file necessary documents contesting the claim or it is necessary to pay such amounts while contesting such claims, the Company will promptly pay you the Gross-Up Payment.

BENEFITS: You will, of course, be eligible for the benefit programs currently available to all AT&T Wireless executives at your level, and you will be eligible for future compensation and benefit plans established for executives at your level based on the then current eligibility requirements established for participation in such future benefits. In addition, you will be entitled to five weeks annual vacation.

OTHER PROVISIONS: It is agreed and understood that you will not disclose the specific terms of this agreement or any fact concerning its negotiation or implementation, except in compliance with process, prior to the information being made public by the Company. You may, however, discuss the contents of this agreement with your spouse, legal and/or financial counselor and the forfeiture provisions to any potential future employer.

         (a) Competition. As indicated in the AT&T Non-Competition Guideline that was included as Attachment B to the January 15, 2000 agreement between you and AT&T Corp., a number of AT&T Corp. incentive arrangements and/or non-qualified benefits were subject to non-competition constraints that result in the forfeiture of future amounts, benefits or rights if such guidelines are violated. AT&T Wireless is considering adopting noncompetition guidelines that will apply to its equity grants and benefit plans (if adopted, the "Guidelines"). In no event will the Guidelines or any incentive arrangements or non-qualified benefits as they apply to you require you to agree to a prohibition as to certain activities as a condition of receiving (as opposed to the forfeiture if you violate the Guidelines), permit recapture of any amounts or benefits previously paid or provided to you or be broader than as currently set forth in the AT&T Non-Competition Guidelines as modified herein. Furthermore, the limitation in the Guidelines will in no event apply to the items referred to as Hiring Incentives in the January 15, 2000 agreement. This provision will override any provision in any plan, program or grant. You will also have the benefit of Section 5.7 of the Employee Benefits Agreement dated as of June 7, 2001 between AT&T Corp. and AT&T Wireless.

         The AT&T Non-Competition Guidelines, and hence the Guidelines, (and any "non-competition clause") will be modified as follows:

         (1) Section 4 Subpart 2(c)(i) will be deemed violated only if the violation is willful, with intent to damage, in a public forum (i.e., lectures, to the media, in published materials, to analysts or in comparable forums) and is of a material nature.

         (2) Section 4 Subpart 2(c)(2) will only be violated if you, directly or indirectly, (i) recruit, solicit, induce or attempt to induce, or encourage others to recruit, solicit or induce, any employee of AT&T Wireless or an affiliate of AT&T Wireless to terminate their employment with AT&T Wireless or any affiliate, to join an entity with which you are affiliated or (ii) offer employment to any employee of AT&T Wireless; provided that the foregoing will not be violated by the general advertising for employees or the hiring of employees by entities with which you are affiliated so long as you are not involved, either directly or indirectly, in recruiting, soliciting, inducing or attempting to induce, or in encouraging others in the recruiting, soliciting or inducing of, any employee to leave AT&T Wireless and join any entity with which you are affiliated.

         (3) Section 4 Subpart 2(a) will be modified by deleting "but will not be limited to" and it will not be violated by your owning less than 3% of the debt or equity of a publicly traded entity or your investing in private equity funds, investment pools or other similar vehicles so long as you own less than 5% of the equity in the vehicle.

         (4) The Guidelines will not be violated by any activity or action more than two years after any termination of employment (one year in the case of "establishing a relationship with" limitation) or by establishment of a relationship with an entity that becomes a "competitor of the Company" after you established the relationship unless you were hired to assist the entity in becoming a Competitor.

         (5) Section 4 Subpart 2(b) will be modified so that it only applies to significant and direct competitors (such as currently MCI Worldcom, Sprint and any of the regional Bell operating companies and major wireless companies such as currently Bell Atlantic, Sprint PCS, SBC, Nextel, and Vodafone Airtouch PLC).

         (6) Notwithstanding anything in the Guidelines to the contrary, no forfeiture or cancellation will take place unless AT&T Wireless will have first given you written notice of its intent to so forfeit, or cancel or pay out and you have not, within 30 calendar days of giving of such notice to you, ceased such unpermitted competitive activity, provided that the foregoing prior notice procedure will not be required with respect to a competitive activity which you instituted after AT&T Wireless informed you in writing that it believed such activity violated the Guidelines.

         (b)      Confidentiality.

                  You agree that you will not, at any time during your employment pursuant to this agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law; provided that, if you receive legal process with regard to disclosure of such information, you will promptly notify the Company and cooperate with the Company in seeking a protective order.

                  You agree that at the time of the termination of your employment with the Company, whether at the insistence of you or the Company, and regardless of the reasons therefor, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company which are in your possession, except for any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of your employment and your personal rolodex, phone book and similar items.

                  You agree that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this paragraph (b); accordingly, the Company will be entitled, in addition to its rights at law, to an injunction and other equitable relief without the need to post a bond.

INDEMNIFICATION

         The Company will indemnify and hold you harmless to the fullest extent permitted by applicable law with regard to any action or inaction by you as an officer or director of the Company or any affiliate or as a fiduciary of any benefit plan of the Company or any affiliate both during and after your term of employment. The Company will cover you under director and officer liability insurance to the same extent it covers other officers and directors both during and after the term of employment.

DISPUTE RESOLUTION

         At your option or the Company's, any dispute, controversy, or question arising under, out of or relating to this agreement or the breach thereof, other than that for injunctive relief under the above paragraph (b), will be referred for decision by arbitration in the State of Washington by a neutral arbitrator selected by the parties hereto. The proceeding will be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within 30 days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within 30 days of application, either party may apply to the Presiding Judge of the Superior Court of any county in Washington for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator will be final, conclusive and binding on all interested persons and no action at law or equity will be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. In the event that you are successful in pursuing any material claims or disputes arising out of this agreement, the Company will pay all of your attorneys' fees and costs reasonably incurred, including the compensation and expenses of any arbitrator. In any other case, you and the Company will each bear all their own costs and attorneys fees, except the Company will in all events pay the costs of any arbitrator appointed hereunder.

CHOICE OF LAW

         The construction, interpretation and performance of this agreement will be governed by the laws of the State of Delaware, without regard to its conflict of laws rule.

ASSIGNMENT

         This agreement will inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this agreement except in connection with an assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation. In the event of such assignment, a failure by the successor to specifically assume in writing, delivered to you, the obligations and liabilities of the Company hereunder will be deemed a material breach of this agreement.

         This agreement reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This agreement is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T Wireless or any of its affiliates is by mutual consent ("Employment-At-Will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

         The incentive plans as well as the employee benefit plans, programs and practices as briefly outlined in this letter or attachments, reflect their current provisions. Payments and benefits under these plans, programs, and practices, as well as other payments referred to in this agreement, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. Moreover, the summaries contained herein are subject to the terms of such plans, programs and practices.

         For purposes of the employee benefit plans, the definition of compensation is as stated in the plans. All other compensation and payments reflected in this offer are not included in the calculation of any employee benefits.

         By acceptance of this agreement, you agree that (1) no trade secret or proprietary information belonging to your employer prior to AT&T Corp. will be intentionally disclosed or used by you at AT&T Wireless, and that no such information, whether in the form of documents, memoranda, software or drawings, etc., will be retained by you or brought with you to AT&T Wireless, and (2) you have brought to AT&T Wireless's attention and provided it with a copy of any agreement which may impact your future employment at AT&T Wireless, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions. AT&T Wireless will not require or request you to do anything that would intentionally violate clause (1) above.

         If you agree with the foregoing, and affirm that, to the best of your knowledge, there are no agreements or other impediments that would prevent you from providing exclusive service to the Company, please sign this agreement in the space provided below and return the original executed copy to me.


                                              Sincerely,

                                              /s/ Harold W. Burlingame

                                              Harold W. Burlingame



/s/ Mohan Gyani                               June 20, 2001
----------------------------------------      ----------------------------------
Mohan Gyani                                   Date

Attachment

                                  ATTACHMENT A


Change in Control means:

(1) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (the "Exchange Act") (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of stock of the Company (the "Outstanding Company Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, certain acquisitions by or from the Company or by Company employee benefit plans or certain shareholder approved mergers or sale transactions involving the Company,

(2) A change in the composition of our board of directors such that the individuals who, as of the effective date of the plan, constitute our board of directors, cease for any reason to constitute at least a majority of our board of directors, unless such change is approved by certain members of the current board,

(3) With certain exceptions, the approval by the shareholders of the Company of a merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the assets of AT&T Wireless or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent, or

(4) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.